RadioShack Reports Financial Results for Third Quarter 2013

Concept Store Initiative to be Rolled Out More Broadly in Coming Months
Acceleration of Strategic Decisions on Merchandise Assortment Impacted Cost of Products Sold
New Financing Commitments Obtained to Provide Additional Financial Flexibility

FORT WORTH, Texas, October 22, 2013 -- RadioShack Corporation (NYSE: RSH) today reported results for the third quarter ended September 30, 2013, including total net sales and operating revenues of $805 million and net loss of $112 million. The Company also announced that it has received commitments for $835 million of a new five-year debt financing. The Company continues to address significant legacy issues as it engineers a comprehensive operational turnaround driven by the Company’s five pillars: reposition the brand, revamp the product assortment, reinvigorate the store experience, operational efficiency and financial flexibility.

Joseph C. Magnacca, chief executive officer, said, "We are moving forward quickly and as planned with our turnaround efforts. As we have said, we expect our work to take several quarters and during that time our results will vary quarter to quarter as we make strategic changes to improve our long-term financial performance. This quarter reflects our strategic decision to accelerate the improvements to the product assortment in our stores by removing duplicate and unproductive inventory. The lower inventory valuations for these products and projected disposal costs resulted in an expected increase to our cost of products sold this quarter.”

Mr. Magnacca continued: “We have an aggressive plan to reinvigorate our store experience this fall in nearly all of our stores. This plan builds upon the sales improvement we’ve seen in three concept stores and two brand statement stores. By the end of the year, we will have over 100 concept and brand statement stores open. In addition, we are currently contemporizing our stores by significantly re-merchandising inventory in a more logical manner and improving presentation. Our entire store base of nearly 4,300 stores will see improvements from these changes which are being implemented in the early part of the fourth quarter.”

Note: All comparisons are versus the same period of the prior fiscal year unless otherwise noted.

“We are pleased with the recently obtained commitments for new financing. We are on track to achieve the Company’s previously stated objective to supplement liquidity and enhance financial flexibility for the continued execution of our operational turnaround.”

“We strongly believe our new retail and consumer-centric strategy has us heading in the right direction. We’ve made significant progress in the third quarter and will continue to focus on execution during the all-important holiday selling season,” Mr. Magnacca concluded.

THIRD QUARTER SUMMARY

▪
Total net sales and operating revenues were $805 million, compared to $898 million last year. The decline was driven by an 8.4% decrease in comparable store sales due to reduced sales for each of the Company’s product platforms. The Company continued to see increased sales of prepaid mobile phones in the mobility platform and in certain signature categories including portable speakers, Apple Lightning compatible cables and adaptors during the period.

▪
Gross profit was $243 million, compared with $341 million last year. Gross margin was 30.1% of net sales, compared to 38.0% last year. Gross profit and gross margin performance were negatively impacted by approximately $47 million as a result of the Company’s decision to accelerate the merchandise assortment changes by removing duplicate and unproductive products. Additionally, gross profit was negatively impacted by lower sales and decreased gross profit in the postpaid wireless business.

▪
Selling, general and administrative (SG&A) expenses were $343 million, or 42.6% of net sales, compared with $354 million last year. The decrease was driven by fewer stores in operation and lower severance costs versus last year.

▪	Operating loss was $118 million, compared to a $34 million loss last year.

▪	Net loss was $112 million, or $1.11 per diluted share, compared to net loss of $47 million last year.

▪	The Company continues to have a strong balance sheet and total liquidity of $613 million as of September 30, 2013.

CASH, LIQUIDITY AND CAPITAL SPENDING

The Company ended the third quarter with total liquidity of $613 million, including cash and cash equivalents of $316.4 million and $296.2 million of available credit under the asset-based revolving credit facility that expires in January 2016.

Note: All comparisons are versus the same period of the prior fiscal year unless otherwise noted.

The Company's total debt was $499 million at September 30, 2013. On August 1, 2013, the Company repaid the $214 million remaining aggregate principal balance of the 2013 Convertible Notes at maturity. The balance of the Company's debt matures between 2016 and 2019.

Capital spending totaled $14.9 million in the third quarter compared to $16.8 million last year.

Subsequent to the end of the quarter, the Company obtained financing commitments from a consortium of lenders led by GE Capital, Corporate Finance; CIT Corporate Finance; RBS Citizens, N.A.; and Salus Capital Partners. These commitments total $835 million including a new $585 million senior secured ABL credit facility and a new $250 million secured term loan. The new debt facilities will be used to refinance the Company’s existing $450 million ABL credit facility, $75 million of term loans and $100 million second lien term loan. The Company expects the new financings will provide approximately $175 million of incremental liquidity. The Company expects the new debt facilities will be closed in the fourth quarter. The new financings are subject to customary closing conditions.

CONFERENCE CALL

RadioShack will host a live webcast of its investor conference call at 9 a.m. EDT today. The Internet broadcast may be accessed from the investor relations home page of the RadioShack corporate website at http://IR.RadioShackCorporation.com.

An archived replay of the conference call will be available in the investor relations section of the corporate website, radioshackcorporation.com. A telephone replay will be available beginning at approximately 11 a.m. EDT today and will remain available until midnight EDT on November 5, 2013. The telephone replay can be accessed by calling toll-free at (888) 286-8010, or via toll call at (617) 801-6888. The replay pass code is 68578415.

For more information about performance, refer to the RadioShack Corporation Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 22, 2013.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s current views and projections regarding economic conditions, the retail industry environment and Company performance. These statements can be identified by the fact that they include words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning. We specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. These statements involve a number of risks and uncertainties that could cause our actual results to differ materially from the results discussed in our forward-looking statements. Factors that could cause our actual results to differ materially from the results discussed in our forward-looking statements include, but are not limited to, our ability to execute and the effectiveness of our 2013 initiatives; our ability to complete the new debt financings on the terms contemplated by the commitments in the fourth quarter of 2013 or at all; the underperformance or loss of certain of our important vendors, such as our wireless carrier providers, or breaches by them of our agreements with them; difficulties associated with our transition to an outsourced arrangement for the production of products we previously manufactured at our Chinese manufacturing plant; an adverse impact on our sales or profitability due to our transition to such an outsourced arrangement; an adverse impact on our sales or profitability due to changes wireless carrier providers make to their customer credit requirements, frequency of upgrade eligibility, or other operational matters, and the timing, completeness, and accuracy of information we receive about such changes; a decline in our gross margin due to customer demand for lower margin mobile devices, such as smartphones and tablets; overall sales performance; economic conditions; product demand; expense levels; competitive activity; interest rates; changes in the Company’s financial condition; availability of products and services and other risks associated with the Company’s vendors and service providers; the regulatory environment; and other factors affecting the retail category in general. Additional information regarding these and other factors is included in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended Dec. 31, 2012.

 Note: All comparisons are versus the same period of the prior fiscal year unless otherwise noted.

ABOUT RADIOSHACK CORPORATION

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs. RadioShack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment. RadioShack employs approximately 30,000 knowledgeable and helpful sales experts globally. RadioShack’s retail network includes approximately 4,300 company-operated stores in the United States, over 270 company-operated stores in Mexico, and approximately 1,000 dealer and other outlets worldwide. For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® is a registered trademark licensed by RadioShack Corporation.

Analyst and Investor Contact:	News Media Contact:
Bruce Bishop	Media Relations
(817) 415-3400	(817) 415-3300
Bruce.Bishop@RadioShack.com	Media.Relations@RadioShack.com

Note: All comparisons are versus the same period of the prior fiscal year unless otherwise noted.

RADIOSHACK CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2013	2012	2013	2012
Net sales and operating revenues	$805.4	$898.0	$2,498.9	$2,659.9
Cost of products sold	562.7	557.2	1,605.1	1,608.8
Gross profit	242.7	340.8	893.8	1,051.1

Operating expenses:
Selling, general and administrative	343.3	354.0	1,018.1	1,036.3
Depreciation and amortization	15.0	16.0	47.0	49.5
Impairment of long-lived assets and goodwill	2.4	4.8	6.6	6.3
Total operating expenses	360.7	374.8	1,071.7	1,092.1

Operating loss	(118.0)	(34.0)	(177.9)	(41.0)

Interest income	0.3	0.5	1.0	1.3
Interest expense	(11.5)	(13.2)	(40.6)	(39.2)
Other loss	--	(0.6)	(0.3)	(0.6)

Loss from continuing operations before income taxes	(129.2)	(47.3)	(217.8)	(79.5)
Income tax benefit	(16.8)	(15.9)	(17.2)	(27.2)

Loss from continuing operations	(112.4)	(31.4)	(200.6)	(52.3)
Discontinued operations, net of income taxes	--	(15.7)	(8.2)	(23.8)

Net loss	$(112.4)	$(47.1)	$(208.8)	$(76.1)

Basic and diluted net loss per share:
Loss per share from continuing operations	$(1.11)	$(0.31)	$(1.99)	$(0.52)
Loss per share from discontinued operations	--	(0.16)	(0.08)	(0.24)
Net loss per share	$(1.11)	$(0.47)	$(2.07)	$(0.76)

Shares used in computing net loss per share:

Basic and diluted	101.0	100.1	100.7	100.1

Comprehensive loss	$(113.2)	$(44.6)	$(208.9)	$(70.9)

RADIOSHACK CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

	September 30,	December 31,	September 30,
(In millions)	2013	2012	2012
Assets
Current assets:
Cash and cash equivalents	$316.4	$535.7	$546.1
Accounts and notes receivable, net	201.6	452.5	349.2
Inventories	707.7	908.3	851.1
Other current assets	105.2	85.4	174.0
Total current assets	1,330.9	1,981.9	1,920.4

Property, plant and equipment, net	203.2	239.0	241.0
Goodwill, net	36.1	36.6	36.9
Other assets, net	36.9	41.6	39.0
Total assets	$1,607.1	$2,299.1	$2,237.3

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$1.0	$278.7	$275.2
Accounts payable	282.1	435.6	386.2
Accrued expenses and other current liabilities	217.4	263.9	261.3
Total current liabilities	500.5	978.2	922.7

Long-term debt, excluding current maturities	498.3	499.0	474.0
Other non-current liabilities	214.3	223.2	178.2
Total liabilities	1,213.1	1,700.4	1,574.9

Total stockholders’ equity	394.0	598.7	662.4
Total liabilities and stockholders’ equity	$1,607.1	$2,299.1	$2,237.3

RADIOSHACK CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended
	September 30,
(In millions)	2013	2012
Cash flows from operating activities:
Net loss	$(208.8)	$(76.1)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	54.9	60.7
Amortization of discounts on long-term debt	7.1	12.8
Impairment of long-lived assets and goodwill	6.6	18.0
Stock-based compensation	5.9	6.0
Other non-cash items	4.2	11.1
Changes in assets and liabilities:
Accounts and notes receivable	252.2	102.8
Inventories	200.3	(104.0)
Other current assets	(10.7)	(35.3)
Accounts payable	(76.6)	74.1
Accrued expenses and other	(59.5)	(37.7)
Net cash provided by operating activities	175.6	32.4

Cash flows from investing activities:
Additions to property, plant and equipment	(26.6)	(44.5)
Proceeds from sale of property, plant and equipment	6.5	--
Changes in restricted cash	(6.8)	(26.5)
Other investing activities	(3.0)	0.1
Net cash used in investing activities	(29.9)	(70.9)

Cash flows from financing activities:
Principal amount of long-term debt repayments	(286.9)	(88.1)
Net proceeds from issuance of long-term debt	--	150.0
Payments of debt issuance costs	--	(5.9)
Payments of dividends	--	(24.9)
Changes in cash overdrafts	(78.1)	(38.2)
Net cash used in financing activities	(365.0)	(7.1)

Net decrease in cash and cash equivalents	(219.3)	(45.6)
Cash and cash equivalents, beginning of period	535.7	591.7
Cash and cash equivalents, end of period	$316.4	$546.1

RADIOSHACK CORPORATION AND SUBSIDIARIES

Segment Reporting (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2013	2012	2013	2012

Net sales and operating revenues:
U.S. RadioShack company-operated stores	$733.9	$814.4	$2,272.7	$2,420.4
Other	71.5	83.6	226.2	239.5
	$805.4	$898.0	$2,498.9	$2,659.9

Operating income (loss):
U.S. RadioShack company-operated stores	$(26.5)	$62.1	$74.1	$225.4
Other	1.6	10.1	13.2	24.5
	(24.9)	72.2	87.3	249.9

Unallocated	(93.1)	(106.2)	(265.2)	(290.9)
Operating loss	(118.0)	(34.0)	(177.9)	(41.0)

Interest income	0.3	0.5	1.0	1.3
Interest expense	(11.5)	(13.2)	(40.6)	(39.2)
Other loss	--	(0.6)	(0.3)	(0.6)
Loss from continuing operations before income taxes	$(129.2)	$(47.3)	$(217.8)	$(79.5)